microblend
fresh is simply better

LEASE AGREEMENT

DATE: ~~7/15/10~~ 5/28/2010 ABC

PARTIES:

"MicroBlend": MicroBlend, Inc.
1416 West San Pedro Street
Suite 101
Phoenix, AZ 85233

[redacted]

"Customer": Millwork Pro Inc.
DBA The Finish Company
6363 7th Avenue S #220
Seattle, WA 98108

FOR GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS FOLLOWS:

Lease of Equipment: MicroBlend agrees to lease the Automated Paint Machine® and related equipment described on **ATTACHMENT A** attached hereto (the "Equipment"), to Customer in accordance with the provisions of this Lease. The Equipment may be used solely with materials and components purchased from MicroBlend pursuant to a Material Consignment and Purchase Contract by and between MicroBlend and Customer (the "Material Contract"). Operation of the Equipment requires the use of MicroBlend Enterprise System Application Software ("MES") proprietary to MicroBlend, which Customer may only use pursuant to the terms of a License Agreement by and between MicroBlend and Customer (the "License Agreement").

Term: Unless terminated earlier as set forth herein or extended by the express written agreement of the parties, the term of this Lease shall be the time period specified on **ATTACHMENT A** beginning on the date hereof (the "Term"). Notwithstanding the foregoing, Customer may terminate the Lease as of the first anniversary of the date hereof by providing written notice of termination in the form of Attachment D hereto at least 30 days prior to such anniversary date.

Possession: MicroBlend shall deliver possession of the Equipment to Customer at its designated facility on or about the date identified on **ATTACHMENT A**. Customer shall not move the Equipment to any other facility without the written consent of MicroBlend.

Lease Payments: Customer will pay MicroBlend an amount per month as specified on **ATTACHMENT A** for the Term of this Lease, with the first payment due upon execution of this Lease and each subsequent payment due on the same day of each month thereafter during the Term. Payment will be made to MicroBlend at its address stated above or to such other address as may be designated by MicroBlend. Payments not made within five (5) days of the date due are subject to a late charge of one percent (1 %) per month, or fraction thereof, until paid.

Insignia: Customer may not change, remove, obscure, or permit the changing, removal, or obscuring of any insignia, trademarks, logos, or lettering on the Equipment and shall not attempt to obscure such marks on the Equipment.

Intellectual Property and Software Rights: MicroBlend is the owner or licensee of all intellectual property rights relating to the Equipment, including, without limitation, all trademarks (including, without limitation, the Automated Paint Machine® (APM®) System trademark), copyrights, patents, and trade secrets and all rights to the MES (the "MicroBlend IP"). Nothing herein shall be construed to grant Customer any rights in the MicroBlend IP. Customer may only use the MicroBlend IP at such time as it is a party to a License Agreement then in effect between Customer and MicroBlend and then only pursuant to the terms of such agreement. Customer shall not decompile, re-engineer, reverse engineer, or attempt to decompile, re-engineer, or reverse engineer, the Equipment, nor shall Customer

attempt, authorize, permit or in any way facilitate any of the foregoing prohibited acts itself or by or through any other party. The provisions of this paragraph shall survive termination indefinitely.

Maintenance and Safekeeping of Equipment: Customer agrees to maintain the Equipment in good and working order, including without limitation at its own expense, to perform the daily, weekly and monthly based operator maintenance as designated in the Operations and Training Manual provided by MicroBlend for proper operation and performance of the system as per **ATTACHMENT B**. Maintenance required beyond the daily and monthly operator maintenance will be the responsibility of MicroBlend for all parts of the system and its operation, excepting access to adequate electrical power. Customer is responsible for promptly notifying MicroBlend of operational failures that require said maintenance. Upon reasonable advance notice and during Customer's regular business hours unless otherwise scheduled, Customer shall grant MicroBlend and/or its authorized agents access to Customer's premises for the purpose of inspecting and maintaining the Equipment. If the Equipment is damaged through deliberate abuse, improper storage or maintenance or failure by Customer to perform any of its obligations under this Lease, then MicroBlend may declare Customer in default of this Lease, and/or repair the damage itself or through a third party at Customer's expense, for an amount that shall be the cost of such repair or replacement plus five percent (5%).

Risks and Insurance: Customer shall be solely responsible for all risks of fire, flood, theft, loss or damage from any casualty to the Equipment. **Customer shall keep the Equipment insured against such risks at the expense of Customer in amounts not less than $106,000.** Upon execution of this Lease, and at any time upon MicroBlend's request, Customer shall furnish to MicroBlend certificate(s) of insurance coverage which shall show MicroBlend as an additional insured/loss payee on each insurance policy. Customer shall be responsible and shall reimburse MicroBlend for all loss and expenses (including reasonable attorney's fees and costs of litigation) to MicroBlend resulting from damage or destruction of the Equipment or from levy or attachment of any court process or lien thereon while in Customer's possession. If MicroBlend determines that the Equipment is a total loss or if the Equipment has been stolen, Customer will reimburse MicroBlend for MicroBlend's replacement cost for the Equipment. Customer's obligation to make lease payments will end only when MicroBlend has received full reimbursement.

Disposition of Equipment on Termination: If during first eleven (11) months, Customer is unable to dispense paint for more than five percent (5%) of operating time due to machine or system failure, on a quarterly basis, during standard business hours of 6:00 am to 5:00 pm, Monday through Friday, Customer may terminate lease (with thirty (30) day written notice), cease any use of the equipment and, within ten (10) days, will return the Equipment, at MicroBlend's expense. Upon expiration of the Term or earlier termination of this Lease for any other reason, Customer will cease any use of the Equipment and, within ten (10) days, will return the Equipment, at Customer's expense, to a place designated by MicroBlend. The Equipment must be returned in as good condition and appearance as when received from MicroBlend, ordinary wear excepted.

Events of Default: As used herein, the term "Event of Default" means any of the following events: (i) Customer fails to make any lease payment within ten (10) days after the same has become due; (ii) Customer violates or fails to perform any provision of this Lease; (iii) Customer materially breaches any provision of the Material Contract or License Agreement, or either or both of such agreements are terminated or expire without being renewed; (iv) Customer becomes insolvent or makes an assignment for the benefit of its creditors; (v) a receiver, trustee, conservator or liquidator is appointed for Customer, or is appointed for all or a substantial part of Customer's assets with or without the application or consent of Customer; (vi) a petition is filed by or against Customer under any bankruptcy, insolvency or similar legislation; or (viii) Customer makes a bulk transfer of furniture, furnishings, fixtures or other equipment or inventory.

Remedies: Upon the occurrence of an Event of Default, MicroBlend may do one or more of the following as MicroBlend in its sole discretion elects: (i) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Customer of the applicable covenants of this Lease or to recover damages for the breach thereof; (ii) disable the Equipment and/or the MES remotely; (iii) by notice in writing to Customer, terminate this Lease without prejudice to any other remedies hereunder; (iv) enter upon the premises of Customer or other premises where the Equipment may be located and, without notice to Customer and with or without legal process, take possession of and remove the Equipment, or physically disable the Equipment, and without either such action constituting a termination of any lease created hereunder unless MicroBlend notifies Customer in writing to such effect; and (v) exercise any other right or remedy available to MicroBlend under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Lease. In addition, Customer shall be liable, except as otherwise provided above, for any and all unpaid lease payments due hereunder before or during the exercise of any of the foregoing remedies, and for legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of MicroBlend's remedies with respect thereto. If an Event of Default occurs, to the fullest extent permitted by law, Customer hereby waives any defenses, rights, offsets or claims against MicroBlend because of the manner or method of disposition or removal of any the Equipment. None of MicroBlend's rights or remedies hereunder are intended to be exclusive of, but each shall be cumulative and in addition to any other right or remedy referred to hereunder or otherwise available to MicroBlend or its assigns at law or in equity.

Title; No Liens: The Equipment shall remain the property of MicroBlend at all times. Customer shall not encumber nor shall it permit any voluntary or involuntary lien on the Equipment at any time. Customer further represents,

warrants, and agrees that the Equipment is personal property and that it will not be affixed to real estate in such manner as to become a fixture or part of the real estate. If, in the opinion of MicroBlend, the Equipment is, or may become, part of any real estate, Customer shall obtain and deliver to MicroBlend a written waiver by the real estate's record owner of any interest in the Equipment, as applicable, and a written subordination by any person who has a lien on the real estate. **MicroBlend may, but is not obligated to, file or record any appropriate form(s) or notice(s) to reflect its ownership of the Equipment, including, without limitation, UCC-1 financing statements, and has power of attorney from Customer to sign such form(s) or notice(s).** MicroBlend is hereby appointed Customer's attorney in fact (which constitutes a power of attorney coupled with an interest, and is thus irrevocable) to do, at MicroBlend's option and Customer's expense, all acts MicroBlend deems necessary or desirable to protect MicroBlend's ownership interest in the Equipment.

Taxes: Customer will pay (or promptly reimburse MicroBlend for) any sales, use, property, excise, or other taxes applicable to Customer's leasing, possession and/or use of the Equipment.

Compliance with Laws; Use of Equipment: Customer, at its expense, must comply with all local, state and federal laws, rules and regulations relating to the use of the Equipment. Customer represents and agrees that the Equipment will be used for business and commercial purposes and not for personal, family or household purposes, and that the transaction entered into pursuant to this Lease is not a consumer transaction.

Assignment: Customer may not assign any of its rights or obligations under this Lease without the prior written consent of MicroBlend. MicroBlend may assign all or any part of its right, title and interest in this Lease or the Equipment at any time, in which case MicroBlend will notify Customer of any changes in the location to which and party to whom payment is to be made.

Notices: Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party at the address set forth on the first page hereof (or to such other address of the noticed party as the party to give notice shall have actually been made aware in writing by the other party) and may be personally served, telecopied, sent by reputable overnight delivery service, or sent by certified U.S. mail, postage prepaid, return receipt requested, and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if confirmed before 3:00 p.m. (Maricopa County, Arizona time) on a business day and otherwise on the following business day, provided that a hard copy of such notice is also sent by overnight delivery service or U.S. mail; (c) if by reputable overnight delivery service, on the date of receipt as shown in the records of such delivery service; or (d) if by U.S. mail, on the third (3rd) business day after deposit in the mail, postage prepaid.

Governing Law, Venue, and Jurisdiction: NOTWITHSTANDING ANY OTHER EXPRESS OR IMPLIED PROVISION IN THIS LEASE, THIS LEASE IS ENTERED INTO, AND IN MATERIAL PART IS TO BE PERFORMED IN MARICOPA COUNTY, ARIZONA, WHICH IS THE DOMICILE OF MICROBLEND, AND THIS LEASE'S VALIDITY, CONSTRUCTION AND EFFECT SHALL BE GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF ARIZONA (*I.E.*, WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PROVISIONS THEREOF) AND THE FEDERAL LAWS OF THE UNITED STATES. CUSTOMER CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA, AND WAIVES ANY OBJECTION THERETO ON THE BASIS OF PERSONAL JURISDICTION OR VENUE. In the event suit is brought by MicroBlend or if MicroBlend retains any attorney to enforce any of MicroBlend's rights hereunder, Customer agrees to pay MicroBlend's actual attorneys' fees, costs of court, costs of arbitration and/or mediation (if arbitration and/or mediation is pursued, which is not hereby required), and all costs of collection even if after judgment, whether or not suit is filed.

Waiver, Modification, and Amendment: No modification, amendment or waiver of any of the provisions contained in this Lease, or any future representation, promise or condition in connection with the subject matter of this Lease, shall be binding upon any party to this Lease unless made in writing and signed by a duly authorized representative or agent of such party. The failure or delay by either party in enforcement any of said party's rights under this Lease shall not be construed as a continuing waiver of such rights, and said party may, within such time as is provided by applicable law, commence appropriate actions or proceedings to enforce any or all of such rights. A waiver by either party of a default in one or more instances shall not be construed as a waiver in other instances.

Entire Agreement: This Lease, together with the attachments hereto, and any other documents specifically referenced herein (including the License Agreement and Material Contract between the parties) set forth the complete and final agreement and understanding of the parties relating to the subject matter hereof, and supersede and merge all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written. The terms of this Lease shall supersede any terms and conditions in any acknowledgment form, invoice, or other document of Customer. Customer has not relied upon any agreement, understanding, representation, warranty, or covenant not expressly set forth in writing or expressly referenced herein.

No Joint Venture: This Lease does not constitute and shall not be construed to constitute an agency, a partnership or a joint venture between MicroBlend and Customer. Customer shall have no right to obligate or to bind MicroBlend in any manner whatsoever, and nothing contained in this Lease shall give or is intended to give any rights of any nature to any third party.

Additional Documents: Upon MicroBlend's request, Customer shall promptly execute and deliver to MicroBlend such further documents and instruments, in form and substance satisfactory to MicroBlend, to confirm and effectuate the terms and conditions of this Lease, and, in the event that Customer fails or is unable to execute any such documents or instruments, Customer appoints MicroBlend its attorney-in-fact with the full right and authority to execute and deliver the same, which such appointment shall be deemed a power coupled with an interest and shall be irrevocable under any and all circumstances.

Severability: If any term or provision of this Lease, as applied to either party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be limited or eliminated to the minimum extent necessary so that this Lease shall otherwise remain in full force and effect and enforceable, provided, however, that if any term or provision of this Lease pertaining to the payment of monies to MicroBlend shall be declared invalid, illegal, unenforceable, inoperative or otherwise ineffective, MicroBlend shall have the right to terminate this Lease.

Counterparts: This Lease may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one Lease binding on all of the parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart. Each of the parties agrees that a photographic or facsimile copy of the signature evidencing a party's execution of this Lease shall be effective as an original signature and may be used in lieu of the original for any purpose.

Paragraph Headings and Definitions: Paragraph and subparagraph headings are for ease of reference only and shall not have any effect upon the construction of this Lease or any of the terms or provisions hereof. All capitalized terms used herein shall be defined as set forth elsewhere in this Lease.

Interest: Anything herein to the contrary notwithstanding, the obligations of the Customer shall be subject to the limitation that payments of interest shall not be required to the extent that contracting for or receipt thereof would be contrary to applicable provisions of law limiting the highest rate of interest which may be lawfully contracted for, charged or received by MicroBlend.

LIMITED WARRANTY: MICROBLEND'S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO THE EQUIPMENT IS AS SPECIFIED ON **ATTACHMENT C**. MICROBLEND HEREBY DISCLAIMS ALL OTHER EXPRESSED OR IMPLIED WARRANTIES, WHETHER IMPLIED BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS OR FITNESS FOR A PARTICULAR PURPOSE. UNDER NO CIRCUMSTANCES, AND IN NO EVENT, WILL MICROBLEND BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGE OR ANY OTHER LOSS, DAMAGE, COST OF REPAIRS OR INCIDENTAL, PUNITIVE, SPECIAL, CONSEQUENTIAL, OR LIQUIDATED DAMAGES OF ANY KIND, WHETHER BASED UPON WARRANTY, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER CAUSE OF ACTION ARISING IN CONNECTION WITH THE DESIGN, MANUFACTURE, SALE, TRANSPORTATION, INSTALLATION, USE OR REPAIR OF THE EQUIPMENT. CUSTOMER HEREBY ACKNOWLEDGES AND AGREES THAT UNDER NO CIRCUMSTANCES, AND IN NO EVENT, SHALL MICROBLEND'S LIABILITY, IF ANY, EXCEED THE NET LEASE PAYMENTS MADE FOR THE DEFECTIVE EQUIPMENT.

CUSTOMER INDEMNIFICATION: CUSTOMER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS MICROBLEND AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS (COLLECTIVELY, "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, LIABILITIES, DAMAGES, SUITS, ACTIONS, ATTORNEYS' FEES AND COSTS (COLLECTIVELY, "CLAIMS") ARISING OUT OF OR OTHERWISE RELATING TO (I) CUSTOMERS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECETION WITH OPERATION OF THE EQUIPMENT, OR (II) CUSTOMERS FAILURE TO FULFILL ANY OBLIGATION UNDER THIS LEASE. THIS OBLIGATION OF CUSTOMER SHALL SURVIVE TERMINATION OF THIS LEASE.

Customer:	**MicroBlend:**
Millwork Prd, Inc DBA The Finish Company	MicroBlend, Inc.
[signature]	[signature]
By: Mike Grabham	By: Andrew B. Titus
Title: Pres	Title: Se Exec VP

EQUIPMENT

Equipment: As used in the attached Lease, the "Equipment" consists of the following:

APM® Dispenser 5000 (1)
Match Rite Spectrophotometer model #CFS57U (1)
UltraBlend Shaker model #TruMix CM (1)
Champion Compressor VR10-12 (1)
Pump Rack Assembly w/ Pump (I unit w/ 12 pumps)
IS System (1)
Direct User Marketing Materials (designer kit; fan decks and sales kit)
Plastimart 600 Gallon VT 0600HD Round tanks (6)
Related Miscellaneous Parts

A bill of materials (BOM) with specifics including model, serial number, and any further descriptions necessary or helpful to identify the specific items will be provided upon or shortly after the installation.

Lease Term: Six (6) Years or 72 Months (subject to earlier termination as provided in the "Term" section of the Lease or as provided below)

Estimated Delivery Date: 60 days from date of agreement execution

Monthly Lease Payment: $0.00/month for months 1-12 followed by and $2,246.97/month for months 13 -72 (assuming continuation as provided below)

For the first twelve months of the Term, MicroBlend is providing the Equipment at no charge. After twelve months, if Customer has not exercised its option to terminate the Lease and related agreements, Customer must (1) purchase the equipment at a price of $106,000, (2) arrange for purchase of the equipment by a third party leasing company at a price of $106,000 for lease to Customer or (3) establish to MicroBlend, at MicroBlend's sole discretion, that Customer meets MicroBlend's criteria for direct lessees, in which case this Lease will continue with Lease payment obligations for the remaining 60 months of the Term as stated above. If Customer elects either of the first two options in the foregoing sentence, this Lease shall terminate upon MicroBlend's transfer of title to the Equipment. Customer's failure to complete any of the options in the foregoing sentence by the end of the thirteenth (13th) month of the Term shall be an Event of Default under the Lease entitling MicroBlend to act as provided in the Remedies section of the Lease.

Option to Purchase: If this Lease continues for the full 72 month Term, Customer shall have the option to purchase the Equipment for at a cost of One Dollar ($1.00) upon the expiration of the Term, provided that Customer has made all payments to MicroBlend required hereunder or under any other agreement between MicroBlend and Customer and Customer is not in default of any provision of the Lease or any other agreement between MicroBlend and Customer as of the expiration of the Term. To exercise this option, Customer must give written notice to MicroBlend not less than 30 days prior to the expiration of the Term. If Customer exercises this option and is in compliance with the foregoing conditions as of expiration of the Term, MicroBlend shall deliver a bill of sale transferring title to the Equipment to Customer. MicroBlend shall make no warranty whatsoever with regard to the Equipment in connection with such transfer except for warranty that MicroBlend is delivering clear title to the Equipment.

MAINTENANCE

Customer agrees to perform, at its own expense, reasonable maintenance upon the Equipment as follows:

An Operations and Training Manual will be provided at the installation. Refer to the manual and note there are DAILY, WEEKLY and MONTHLY maintenance procedures that **MUST** be followed by the Customer to 1) maintain maximum system performance, and 2) to prevent MicroBlend's warranty from being voided.

The Customer agrees to keep maintenance records. MicroBlend is not responsible for damage that occurs as a result of Customer's failure to follow the maintenance procedures for the MicroBlend hardware.

WARRANTY

Warranty for Equipment Other than Automated Paint Machine® ("APM®") Dispenser:

The manufacturer's warranty, if any, on all Equipment other than the Automated Paint Machine® ("APM®") Dispenser will apply according to the terms of each such warranty.

Warranty for Automated Paint Machine® ("APM®") Dispenser:

Standard Warranty: MicroBlend warrants that each Automated Paint Machine® ("APM®") that MicroBlend provides under this Agreement will be free of defects in material and workmanship for a period of one (1) year from date of shipment (the "Standard Warranty"). MicroBlend's sole obligation under the Standard Warranty shall be to repair or replace, at MicroBlend's sole option, cost and expense, any APM® that was defective in material and workmanship when shipped, provided that a written warranty claim is received by MicroBlend within a period of one year after the date of shipment. In the case of APM®s delivered to and used by MicroBlend customers in the Continental United States, the Standard Warranty is included in the Purchase Price at no additional cost. In connection with providing the Standard Warranty for APM®s installed and used outside the Continental United States, MicroBlend shall have the right to charge customers additional costs for travel time, for travel, food, lodging, taxes, duties, fees and for any other costs and expenses in excess of the costs and expenses of providing the Standard Warranty for APM®s installed and used in the Continental United States. In addition, MicroBlend shall not be obligated to provide coverage under the Standard Warranty in countries in which MicroBlend reasonably determines that service cannot be safely or effectively provided because of high risk of violence, utility inconsistency, or disease.

THE STANDARD WARRANTY SHALL BE IN LIEU OF ALL OTHER WARRANTIES AND INDEMNITIES IN THE APM®S, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Preventative Maintenance and Extended Warranty Services: MicroBlend will offer its customer a Preventative Maintenance and Extended Warranty Service Contract (the "Extended Warranty") for each new APM® purchased under this Agreement providing specified services and warranty assurance from installation and following the expiration of the Standard Warranty. The Extended Warranty Service is more fully described in the table below. The fees for the Extended Warranty ("Service Fees") for each year from year two through year five for each APM® installed and used in the Continental United States are outlined in the table below.

The Service Fees for APM®s installed and used outside the United States will be set by MicroBlend on a case-by-case, country-by-country and/or region-by-region basis. In connection with providing the Extended Warranty services for APM®s installed and used outside the Continental United States, MicroBlend shall have the right to charge customers additional costs for travel time, for travel, food, lodging, taxes, duties, fees and for any other costs and expenses in excess of the costs and expenses of providing the Standard Warranty for APM®s installed and used in the Continental United States. In addition, MicroBlend shall not be obligated to provide coverage under the Standard Warranty in countries in which MicroBlend reasonably determines that service cannot be safely or effectively provided because of high risk of violence, utility inconsistency, or disease.

Year 1 -- Standard Warranty includes, in addition to the Warranty services described in the table below,

- One scheduled visit by a qualified technician for the purpose of completing (1) a Preventative Maintenance inspection, and (2) completing any required repairs as detected in that servicing of the APM®, prior to expiration of the Standard Warranty.

Years 2 to 5 -- Extended Warranty includes, in addition to Warranty services described in the table below,

- One scheduled visit per year by a qualified technician for the purpose of completing (1) a Preventative Maintenance inspection, and (2) completing any required repairs as detected in the servicing of the APM® and covered under the Extended Warranty contract.

Extended Warranty Service must be requested by the APM® owner or operator, and the applicable Service Fees for the number of years of Extended Warranty requested by the APM® owner or operator must be pre-paid, before the expiration of the Standard Warranty.

Exclusions: The Standard Warranty and the Extended Warranty shall not include any service, repair or replacement due to: (1) any damage to the APM® during or after shipment, other than damage caused by the negligence of MicroBlend personnel during installation or servicing, (2) any damage to or problem with the APM® due to misuse of the APM® or failure to follow standard operating and customer maintenance procedures as outlined in the MicroBlend Operating and training Manual provided with each APM®, or (3) any damage to or problem with the APM® caused in any part by dispensing or using other than MicroBlend-approved materials and components or using

unapproved and/or out-of-specification compressors or other related equipment required in the operation of the APM®.

If any modification or change is made to the APM® by any person or entity other than MicroBlend without its written authorization or approval, the Standard Warranty and any Extended Warranty with respect to the APM® shall be **VOIDED**, and MicroBlend shall cease to have any obligation to service, repair or replace the APM® under the Standard Warranty or the Extended Warranty without being required to refund any portion of the applicable Service Fee. The Standard Warranty and Extended Warranty apply **ONLY** to the APM® and not to peripheral equipment such as air compressors, paint shakers, etc.

DEFINITIONS OF PREVENTATIVE MAINTENANCE SERVICES AND WARRANTY SERVICES

Preventative Maintenance services include the following:

Checking circuits and relay voltages for tolerance to operating specifications,
Check proper operation of internal power supplies and electrical harnesses,
Check for proper agitation on all positions,
Check for tightness and proper seal on all plumbing connections,
Calibrating full pump home and offset table scale for all positions, and
Calibrating and certifying gravimetric scale.

Warranty services include the following:

Repair APM® and replace APM® parts as necessary,
Fixes and/or upgrade APM® software,
Labor for repair personnel, and
Travel of MBT personnel to the user location where APM® is used in the Continental United States, excepting international exclusions and conditions as described above.

EXTENDED WARRANTY SERVICE FEES:

Year 1 $0
Year 2 $0
Year 3 $0
Year 4 $1,200
Year 5 $1,200